EXHIBIT 99.1

             TOTAL ACQUISITION AND PRO FORMA FINANCIAL DATA

    On April 15, 1997, UDS (the "Company") entered into a definitive Arrangement Agreement (the "Arrangement") to acquire Total Petroleum (North America) Ltd. ("Total"), a Denver, Colorado based petroleum refining and marketing company. The Agreement provides for the issuance of 0.322 shares of UDS Common Stock for each outstanding share of Total Common Stock. The Company expects to issue approximately 13.0 million shares of UDS Common Stock and will assume approximately $490.0 million of Total debt. The transaction is subject to the approval of Total shareholders, completion of due diligence and customary approvals, including approval by the Federal Trade Commission (the "FTC") under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"). The Company has made the requisite initial filing with the FTC under the HSR Act with respect to the proposed Total transaction. The FTC had made a request for additional information from the Company concerning such transaction, which the Company intends to provide. The transaction is expected to be completed by the end of the third quarter of 1997. Total has approximately 6,000 employees and operates refineries in Ardmore, Oklahoma, Alma, Michigan, and Denver, Colorado. The three refineries have a combined throughput capacity of approximately 150,000 barrels of crude oil per day. Total distributes gasoline and merchandise through approximately 2,100 branded outlets concentrated around its refineries in the central United States, of which approximately 560 are company-operated.

Pro Forma Financial Data Reflecting Total Acquisition

     The following pro forma consolidated financial data, which was included in the May 26, 1997 Management Proxy Circular (the "Proxy Circular") furnished by Total to its shareholders in connection with the Special Meeting of Shareholders called for the purpose of obtaining approval of the Arrangement, gives effect to the Arrangement as if it occurred on March 31, 1997 or December 31, 1996, in the case of the pro forma balance sheet data, and on January 1, 1996, in the case of the pro forma income statement data.

     The Arrangement will be accounted for by the Company using the purchase method of accounting. In connection therewith, the purchase price will be allocated to the assets and liabilities of Total as of the effective date of the acquisition, and the results of operations of Total will be included in the Company's results of operations thereafter. The purchase price has been allocated in the pro forma entries based on Total management's estimates of the fair values of the assets and liabilities of Total available as of the date of the Proxy Circular and, in some instances, the effects of conforming Total accounting practices to those of the Company. Following the consummation of the Arrangement, such allocation will be reflected in the consolidated balance sheet of the Company in accordance with information then available, which could be materially different from the estimates reflected herein. Among other things, based on information available to the Company as of the date of the Proxy Circular, the Company anticipated that the application of its accounting practices would require that it establish certain additional reserves (estimated at approximately $50 million on a pre-tax basis), principally relating to future environmental costs for the acquired properties. As additional information becomes available, adjustments to the Company's consolidated financial statements may be necessary which could, among other things, result in an increased allocation of costs to assets acquired in the Arrangement, including goodwill.

     The financial data should be read in conjunction with the historical financial statements of Total including the notes thereto included in Total's Report on Form 10-K for the year ended December 31, 1996 and Total's Report on Form 10-Q for the Quarter ended March 31, 1997, each of which is on file with the Securities and Exchange Commission and the historical financial statements of the Company including the notes thereto included in the Company's 10-K and 10-Q each of which is incorporated by reference herein. The pro forma financial data is based on various assumptions and is not necessarily indicative of the results that actually would have occurred had the Arrangement been consummated on the dates indicated or that may occur in the future.

                  CERTAIN PROFORMA FINANCIAL STATEMENTS

                  ULTRAMAR DIAMOND SHAMROCK CORPORATION

              PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              March 31, 1997
                         (Unaudited, in millions

                           Company       Total    Pro Forma  Company Pro
                         Historical  Historical  Adjustments   Forma


ASSETS
Cash and cash
  equivalents            $    99.4   $   12.4    $     -     $  111.8
Accounts and notes
  receivable                 434.9      204.1          -        639.0
Inventories                  543.4      178.3         17.0      738.7
Deferred income taxes         32.0        -           19.1       51.1
Prepaid expenses and
  other current assets        39.3       39.8        (19.3)      59.8
    Total current assets   1,149.0      434.6         16.8    1,600.4
Property, plant and
  equipment, net           2,697.3      829.8        (11.7)   3,515.4
Other assets                 282.0       32.3         69.9      384.2

                          $4,128.3   $1,296.7    $    75.0   $5,500.0

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable          $  397.2   $  287.0    $     -     $  684.2
Accrued liabilities          287.7       28.1         47.0      362.8
Notes payable and
  current portion of
  long-term debt               9.9        -            -          9.9
Taxes other than income
  taxes                      194.4       46.8          -        241.2
Income taxes                  30.3        -            -         30.3

    Total current liabi-
      lities                 919.5      361.9         47.0    1,328.4
Long-term debt             1,579.8      486.1          -      2,065.9
Deferred income taxes         80.3       11.1        (17.3)      74.1
Other                        304.7       68.4         18.5      391.6
     Total liabilities     2,884.3      927.5         48.2    3,860.0

Stockholders' equity:
   Common Stock                0.7      353.2       (353.1)       0.8
   Additional paid-in
     capital               1,138.1       79.7        316.2    1,534.0
   ESOP, treasury stock
     and other               (32.2)       -            -        (32.2)

   Foreign currency
     translation adjust-
       ments                 (62.2)       -            -        (62.2)
   Retained earnings         199.6      (63.7)        63.7      199.6
      Total stockholders'
        equity             1,244.0      369.2         26.8    1,640.0

                          $4,128.3   $1,296.7        $75.0   $5,500.0

           See accompanying Notes to Pro Forma Financial Data.

                   ULTRAMAR DIAMOND SHAMROCK CORPORATION

              PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                            December 31, 1996
                        (Unaudited, in millions)

                          Company      Total      Pro Forma    Company
                         Historical  Historical  Adjustments  Pro Forma

ASSETS

Cash and cash equiva-
  lents                  $    197.9  $     13.0  $      -     $  210.9
Accounts and notes
  receivable                  503.1       188.3         -        691.4
Inventories                   633.3       161.7        47.0      842.0
Deferred income taxes          30.0         -           6.5       36.5
Prepaid expenses and
  other current assets         35.0        38.4       (19.3)      54.1

    Total current assets    1,399.3       401.4        34.2    1,834.9
Property, plant and
  equipment, net            2,730.8       835.2       (11.7)   3,554.3
Other assets                  289.9        31.7        37.8      359.4
                           $4,420.0    $1,268.3    $   60.3   $5,748.6

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable           $  540.7    $  282.9    $    -     $  823.6
Accrued liabilities           328.9        38.2        43.9      411.0
Notes payable and current
  portion of long-term
  debt                          3.2         -           -          3.2
Taxes other than income
  taxes                       191.3        49.7         -        241.0
Income taxes                   32.1         -           -         32.1

  Total current liabi-
    lities                  1,096.2       370.8        43.9    1,510.9
Long-term debt              1,646.3       428.0         -      2,074.3
Deferred income taxes          87.0        20.1       (15.9)      91.2
Other                         349.6        67.2        18.5      435.3

     Total liabilities      3,179.1       886.1        46.5    4,111.7

Stockholders' equity:
  Common Stock                  0.7       353.1      (353.0)       0.8
  Additional paid-in
    capital                 1,137.0        79.7       316.2    1,532.9
  ESOP, treasury stock
    and other                 (32.2)        -           -        (32.2)
  Foreign currency trans-
    lation adjustments        (58.3)        -           -        (58.3)
  Retained earnings           193.7       (50.6)       50.6      193.7
     Total stockholders'
       equity               1,240.9       382.2        13.8    1,636.9

                           $4,420.0    $1,268.3       $60.3   $5,748.6

                See accompanying Notes to Pro Forma Financial Data.

                     ULTRAMAR DIAMOND SHAMROCK CORPORATION

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                               March 31, 1997
              (Unaudited, in millions except per share data)

                         Company       Total     Pro Forma    Company
                        Historical  Historical  Adjustments  Pro Forma

Sales and other revenues  $ 2,550.2  $    554.2  $     165.1 $3,269.5

Operating costs and expenses:

Costs of products sold
  and operating                 -         540.5       (540.5)     -
Costs of products sold      1,649.7         -          458.8  2,108.5
Operating expenses            210.2         -           68.6    278.8
Selling, general and
  administrative expenses      72.0        11.6          4.4     88.0
Taxes other than income
  taxes                       509.2         -          170.7    679.9
Depreciation and amorti-
  zation                       44.2        15.8          1.9     61.9

    Total operating costs
      and expenses          2,485.3       567.9        163.9  3,217.1
Operating income               64.9       (13.7)         1.2     52.4
Interest income                 2.4         -            -        2.4
Interest expense              (32.5)       (7.1)         -      (39.6)
Gain on sale of
  assets                       11.0         -            -       11.0

Income (loss) before
  income taxes                 45.8       (20.8)         1.2     26.2
Income tax (benefit)
  expense                      18.2        (8.9)         0.5      9.8
Net (loss) income              27.6       (11.9)         0.7     16.4
Dividend requirement
  on preferred stock            1.1         -            -        1.1

Net income (loss)
  applicable to common
  shares                 $     26.5  $    (11.9) $       0.7  $  15.3

Earnings (loss) per share

Income (loss) per common share:

  Primary:
     Net income (loss)   $     0.35  $     (0.30)             $   0.17
  Fully diluted:
     Net income (loss)   $     0.35  $     (0.30)             $   0.17

Weighted average number of shares used in computation
  (in thousands)
  Primary                    75,561       39,114              88,156
  Fully diluted              79,049       39,114              91,644


              See accompanying Notes to Pro Forma Financial Data.

                 ULTRAMAR DIAMOND SHAMROCK CORPORATION

         PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                         December 31, 1996
           (Unaudited, in millions except per share data)

                           Company       Total    Pro Forma    Company
                         Historical  Historical  Adjustments  Pro Forma

Sales and other revenues $ 10,208.4  $  2,614.3  $     719.1 $13,541.8

Operating costs and expenses:

   Costs of products
     sold and operating         -       2,486.8     (2,486.8)     -
   Costs of products
     sold                   6,550.0         -        2,143.0   8,693.0
   Operating expenses         928.1         -          290.8   1,218.9
   Selling, general and
    administrative ex-
    penses                    302.0        52.3         17.2     371.5
   Taxes other than in-
    come taxes              2,101.1         -          738.1   2,839.2
   Depreciation and
    amortization              179.9        60.8          6.2     246.9
   Merger and integration
     costs                     77.4         -            -        77.4
     Total operating costs
       and expenses        10,138.5     2,599.9        708.6  13,447.0
Operating income               69.9        14.4         10.5      94.8
Interest income                18.4                               18.4
Interest expense             (128.5)      (26.6)         -      (155.1)
Income (loss) before
  income taxes                (40.2)      (12.2)        10.5     (41.9)
Income tax (benefit)
  expense                      (4.3)       (6.8)         4.0      (7.1)
Net (loss) income             (35.9)       (5.4)         6.5     (34.8)
Dividend requirement
  on preferred stock            4.3         -            -         4.3
Net income (loss)
  applicable to common
  shares                 $    (40.2) $     (5.4) $       6.5  $  (39.1)

Earnings (loss) per share
Income (loss) per common share:
   Primary:
     Net income (loss)   $    (0.54) $     (0.14)              $ (0.45)
   Fully diluted:
     Net income (loss)   $    (0.54) $     (0.14)              $ (0.45)

Weighted average number of shares used in computation
   (in thousands)
Primary                      74,427       38,913               86,957
Fully diluted                74,427       38,913               86,957

               See accompanying Notes to Pro Forma Financial Data.

                  NOTES TO PRO FORMA FINANCIAL DATA

Note 1-Basis of Presentation

     The unaudited income statement data were prepared using the Company's and Total's audited income statements for the year ended December 31, 1996 and unaudited income statements for the three month period ended March 31, 1997 and the reclassifications and adjustments described below. The unaudited pro forma balance sheet data were prepared using the Company's and Total's audited balance sheets dated December 31, 1996 and unaudited balance sheets dated March 31, 1997 and the adjustments and assumptions described below.

Note 2-Reclassifications

     Certain pro forma reclassifications have been made to the audited consolidated financial statements of Total to conform with the financial presentation of the Company.

     For the unaudited pro forma income statement data, federal excise and state motor fuel taxes of Total have been included in sales and other revenues and taxes other than income taxes. Additionally, cost of products sold and operating expenses of Total have been reclassified to appropriate categories used by the Company.

Note 3-Pro Forma Adjustments

     Inventories-Total's inventories of crude oil and products have been adjusted from the lower of cost or net realizable value as determined by the last-in, first-out method of accounting to fair market value.

     Property, Plant and Equipment-Pro forma adjustments have been made for Total to account for refinery maintenance turnaround costs under the deferral and amortization method versus the accrual method, to conform to the financial presentation of the Company.

     Retiree Health Care Benefits-Total adopted Statement of Financial Accounting Standards ("SFAS") No. 106, "Employer's Accounting for Postretirement Benefits other than Pensions," by recognizing an unfunded obligation and a corresponding asset for the actuarial present value of estimated benefits attributed to participant service rendered through January 1, 1993. Total was amortizing this transition asset over 20 years. For the unaudited pro forma financial data, this transition asset has been eliminated and the corresponding expense has been appropriately adjusted.

     Other Balance Sheet Adjustments-Pro forma adjustments to various assets and liabilities have been made for the effect of the Company's intentions of merging the operations of Total into the Company. Valuation adjustments have been provided for anticipated changes in operations and brands, as well as duplicate information technology and facilities.

     Expenses of the Merger-Expenses incurred in connection with the Arrangement are considered part of the cost of Total being purchased and will be capitalized. These expenses primarily consist of financial advisory fees, outside legal, accounting and professional fees, and one-time costs of severance and other benefit payments to employees of Total that will result from the elimination of certain operational and administrative functions. These expenses are estimated to be approximately $30.0 million and have been reflected in the pro forma financial data. The pro forma financial data do not include any cost savings expected to occur as a result of the Arrangement.

     Income Taxes-A deferred income tax benefit has been provided in the unaudited pro forma financial data, representing the income tax effect on the pro forma financial data adjustments, calculated at a combined federal and state rate of 38%.

     Goodwill-The aggregate effect of the pro forma balance sheet adjustments resulted in pro forma increases of $44.9 million and $80.6 million in goodwill at December 31, 1996 and March 31, 1997, respectively, which is included in other assets. Goodwill will be amortized over 20 years and the pro forma income statement data include an adjustment to reflect such amortization.

     Stockholders' Equity-Pro forma adjustments to stockholders' equity provide for the acquisition of each issued and outstanding Total Common Share by a Canadian subsidiary of the Company in exchange for 0.322 of a share of the Company's common stock under the Arrangement.

     Earnings per Share-Pro forma earnings per share for the Company are based on the historical weighted average number of common and common equivalent shares outstanding for each company during the respective period adjusted to reflect the changes in shares due to the Arrangement.